FREE WRITING PROSPECTUS
File Pursuant to Rule 433
Registration No. 333-130306
Dated December 21, 2005

This relates to Preliminary Pricing Supplement No. 18 to the Prospectus dated December 21, 2005 and the Prospectus Supplement dated December 21, 2005

RBC 90% PRINCIPAL PROTECTED NOTES

LINKED TO A BASKET OF BASE METALS

ISSUER: ROYAL BANK OF CANADA

Short two-year maturity

100% of the upside

90% principal protection at maturity

No annual fees

Daily secondary market provided

Take an innovative approach to diversification by investing in a 90% principal guaranteed note with a return linked to a basket of base metals. Commodities, as an asset class, can be a good portfolio diversifier because they generally have a negative correlation to both equities and conventional bonds and a positive correlation to inflation.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SECWeb site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-609-6009.